Exhibit 10.1

SECOND AMENDMENT TO LEASE

    This Second Amendment to Lease (this “Amendment”) is dated as of May 9, 2025 (the “Second Amendment Date”), and is made by and between HC Hornet Way, LLC, a Delaware limited liability company (“Landlord”) and Beyond Meat, Inc., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A.    Landlord and Tenant executed that certain Lease dated January 14, 2021 (the “Original Lease”) and that certain First Amendment to Lease dated as of September 17, 2024 (the “First Amendment”; the Original Lease, as modified by the First Amendment, is hereinafter referred to as the “Lease”) for certain premises described therein consisting of approximately 282,085 rentable square feet (the “Initial Premises”). Initially capitalized terms not defined in this Amendment shall have the meanings ascribed thereto in the Lease.

B.    Tenant desires to surrender a portion of the Initial Premises consisting of Suite A in the Building (also designated in the Original Lease as Phase II-A), consisting of approximately 61,566 rentable square feet, as more particularly shown on Exhibit 1 attached hereto and incorporated herein by reference (“Suite A”), and Landlord is willing to accept the surrender of Suite A, upon and subject to the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Landlord and Tenant agree as follows:

1.    Surrender of Possession of Suite A.

        1.1    Upon and subject to the terms and conditions of this Amendment and the mutual execution and delivery of the same, Tenant shall surrender to Landlord possession of Suite A with all personal property removed (except for the property to be conveyed to Landlord pursuant to paragraph 3.2 below and the conduit depicted on Exhibit 2 attached hereto (the “Conduit”), which shall remain in Suite A) and otherwise in the condition which originally existed upon Landlord’s delivery thereof to Tenant (and Landlord shall accept the surrender of possession of same); provided, however, that notwithstanding such surrender of possession by Tenant and Landlord’s acceptance of same, (i) Tenant’s obligation to pay Rent with respect to Suite A shall continue unabated (except as otherwise expressly set forth in the Lease) through and including the Suite A Termination Date (as defined below), and (ii) Tenant shall remain obligated to perform its obligations under paragraph 7.2 below. Landlord acknowledges that, as of the Second Amendment Date, once Tenant removes its personal property from Suite A, Suite A will satisfy the conditions required by this paragraph 1.1 (i.e., all personal property other than Conduit has been removed, and Suite A otherwise is in the condition that existed upon delivery).

        1.2    The portion of the Premises remaining following Tenant’s surrender of Suite A shall be referred to herein as the “Remaining Premises”. From and after the Suite A Termination Date, (i) references in the Lease to the “Premises” shall mean the Remaining Premises, and (ii) the Lease shall no longer apply to Suite A.

        1.3    The second sentence of Section 10.1 of the Original Lease is hereby modified by adding, at the end of the sentence, the words “or of New Tenant”.

2.    Tenant’s Liability with Respect to Suite A.

2.1    As provided in paragraph 1.1 above, notwithstanding Tenant’s surrender of possession of Suite A, Tenant shall continue to pay Base Rent and Additional Rent for the entirety of the Initial Premises, in accordance with the applicable provisions of the Lease, through and including the Suite A Termination Date.
2.2    Except as otherwise expressly provided in this Amendment, Tenant shall have no liability for Suite A that first arises following the date Tenant completes the work described in paragraph 7.2 and Exhibit 4 below.
2.3    Except as otherwise set forth in paragraph 2.5 below and conditioned upon Tenant’s return of possession of Suite A by the Second Amendment Date in the manner required in paragraph 1.1 above, Landlord and Tenant, each on behalf of itself and its members, managers, officers, agents, servants, employees and attorneys, and each of them (collectively, “Releasing Parties”), do hereby release and forever discharge the other party and its officers, directors, shareholders, affiliates, agents, servants, employees and attorneys, and each of them (collectively the “Released Parties”), of and from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) (collectively, “Claims”), whether now known or unknown, which Releasing Parties ever had, now have, or may hereafter have, against the Released Parties, arising out of, based upon, or relating to, any act, omission, event, matter or thing with respect to Suite A (including, without limitation, the Lease, solely to the extent it applies to Suite A), save and except for the rights created or reserved by this Amendment.

2.4    Landlord and Tenant each acknowledges that he, she or it has been informed by his, her or its attorneys of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he, she or it has or may have, or had under that Section, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Landlord and Tenant each acknowledges that it is aware that it may hereafter discover facts or law different from or in addition to those which it now knows or believes to be true in respect to the Claims herein released, and further agrees that, except as otherwise set forth in paragraphs 2.3 and 2.5 hereof, this release shall be and remain in effect as a complete, general, and mutual release as to the matters released, notwithstanding any such additional facts or law.

2.5    Notwithstanding the release and waiver set forth above in paragraphs 2.3 and 2.4, it is the express intention of the Releasing Parties, and each of them, that the Claims released pursuant to paragraph 2.3 do not include (a) Claims, if any, which arise from, pertain to, or are based upon (i) the Lease with respect to the Remaining Premises only or (ii) a breach of this Amendment, including, without limitation, Tenant’s failure to pay to Landlord the Termination Payment in accordance with paragraph 3.1 hereof, and (b) Claims arising from or relating to Tenant’s rights under Section 4.4 of the Lease with respect to matters pertaining to Suite A for the period prior to the Suite A Termination Date.

    3.    Termination Payment by Tenant; Conveyance of Generator and Electrical Equipment.

        3.1    In consideration of and as a condition to Landlord’s agreement to accept the surrender of possession of Suite A and the termination of Tenant’s liability therefor described in paragraph 2 above, Landlord shall receive the sum of One Million and 00/100 Dollars ($1,000,000.00) (the “Termination Payment”) as follows: Tenant shall pay within two (2) business days after mutual execution and delivery of this Amendment, (a) Four Hundred Forty-Three Thousand Six Hundred Forty-Nine and 63/100 Dollars ($443,649.63) of the Termination Payment to CBRE, Inc., by wire transfer to CBRE, Inc. (pursuant to wire instructions provided by Landlord) on Landlord’s account relating to fees incurred respecting the New Lease, and (b) the remainder of the Termination Payment to Landlord, in each case, in cash, by wire transfer into Landlord’s bank account (i.e., the same account into which Tenant wires rental payments).

        3.2    Upon the Second Amendment Date, for One Dollar ($1.00), Tenant hereby conveys to Landlord all of its right, title and interests in and to the following, and Tenant shall not be required to remove the same at the expiration or earlier termination of the Lease Term: (i) the Generator, (ii) the electrical equipment (LD-A, 300kVA Transformer and associated disconnect) located in the electrical room in Suite A (the “Electrical Equipment”), and (iii) the “SWBD GEN” – Distribution board located in the east side of the Building (the “Distribution Board” and with the Generator and Electrical Equipment, the “Equipment”). Tenant and Landlord agree that the Equipment is transferred by Tenant to Landlord “AS IS, WHERE IS” and with all faults, and Tenant makes no, and hereby disclaims, any representation or warranty with respect to the Equipment; provided, however, notwithstanding the foregoing disclaimer, Tenant represents and warrants that it is conveying to Landlord fee simple title to the Equipment, free and clear of all liens, security interests or other encumbrances. Landlord acknowledges, by executing this Amendment, that Landlord has not relied on any representation or warranty made by Tenant or any other person on Tenant’s behalf respecting the Equipment, other than the warranty of title as set forth in the immediately preceding sentence. Landlord further agrees to pay any taxes (i) imposed on the use of the Equipment from and after the Suite A Termination Date (reserving its right to pass such costs to tenants, including Tenant, pursuant to applicable leases), and (ii) in connection with the transfer of the Equipment contemplated by this paragraph.

3.3    The new tenant in Suite A pursuant to the New Lease (as defined below) (“New Tenant”), shall be allowed to add onto and connect its automatic transfer switch to Equipment and the public utility power supply, provided that, as part of Tenant’s obligations under paragraph 7.2 below, Tenant shall remove all electrical loads connected to Distribution Boards HD-A and LD-A, including wire and conduits from Suite A that solely services Tenant at the Remaining Premises. Landlord hereby grants to Tenant the right and license to use the Generator during the Lease Term, except that not more than 240 KW of capacity of the Generator shall be allocated for use by New Tenant, and the remaining capacity of the Generator shall remain reserved for Tenant’s use.

3.4    Except as required by applicable law, Tenant shall continue to hold the permits required by the South Coast Air Quality Management District for the Generator and the

permits for the Distribution Board, each in the condition existing on the Second Amendment Date. Tenant shall maintain the Generator and the Distribution Board for as long as Tenant is in possession of the Remaining Premises and shall, if requested by Landlord, cooperate to transfer the permits to Landlord, with Landlord responsible for any change of ownership or other fees and costs incurred as a result of such transfer; provided, that, Tenant shall not be required to perform maintenance on any modifications or alterations to the Generator or Distribution Board by or on behalf of Landlord or New Tenant, including, without limitation, the installation of an automatic transfer switch, or to perform additional maintenance on the same as a result of such modifications or alterations. Tenant acknowledges that New Tenant will obtain a permit to make additions or modifications to the Distribution Board serving Suite A, and approves of the additions and modifications on the condition that such additions or modifications do not affect Tenant’s use of the Distribution Board in any materially adverse respect. Tenant shall cooperate with New Tenant, and Landlord shall cause New Tenant to cooperate with Tenant, concerning New Tenant’s and Tenant’s respective use of, alterations and modifications to, and repair and maintenance of, the Generator and the Distribution Board, including, without limitation, providing reasonable access to the Distribution Board, as applicable. Upon Landlord’s written request, Tenant will execute and deliver any commercially reasonable documents requested by Landlord, subject to Tenant’s right to reasonable modifications thereto, to confirm or memorialize the foregoing. Tenant shall not be required to remove the Generator or restore the Generator Area at the expiration or earlier termination of the Lease Term.

    4.    Base Rent and Parking Charges. Notwithstanding anything to the contrary in Section 8 of the Summary set forth in the Original Lease (as modified by Section 3.3 of the First Amendment), commencing the day following the Suite A Termination Date, Tenant shall pay Base Rent for the Remaining Premises and parking charges for Tenant’s Parking in accordance with the schedule attached hereto as Exhibit 3.

    5.    Tenant’s Share. Notwithstanding anything to the contrary in the Lease, commencing December 15, 2025 (i.e., the day following the Suite A Termination Date), (i) Tenant’s Share shall be reduced to 56.45%, based on the ratio of approximately 220,519 rentable square feet in the Remaining Premises, as the numerator, to approximately 390,615 rentable square feet in the Building, as the denominator, and (ii) all expenses and charges determined by Tenant’s Share or the square footage of the Premises under the Lease shall be revised accordingly. Landlord acknowledges that, except for the Termination Payment and the Base Rent and Additional Rent attributable to the period ending on the Suite A Termination Date, Tenant shall not be obligated to pay any expenses, costs, and amounts under the Lease (as amended hereby) relating to or arising from Suite A.

    6.    Suite A Termination Date. The “Suite A Termination Date” shall be the day prior to the date that the term of the New Lease commences, which is the earlier of (i) the date New Tenant commences normal business operations within Suite A, and (ii) December 15, 2025. Tenant acknowledges that Exhibit 3 has been prepared on the assumption that the day following the Suite A Termination Date is December 15, 2025, and the parties agree to make any adjustments to Exhibit 3 if the day the New Lease commences is earlier than December 15, 2025.

    7.    Restoration and Modification.

        7.1    The last sentence of Section 6.4 of Exhibit B to the Original Lease is hereby deleted and replaced with the following: “Notwithstanding the foregoing, if Tenant extends the Lease Term beyond the Initial Lease Term for a period of five (5) years for all of the Remaining Premises, and leases such Remaining Premises for the entirety of such five (5) year period, then Tenant shall not be required to remove or restore any Tenant Improvements Subject to Restoration.”.

        7.2    Prior to the date of this Amendment, Tenant has caused certain electric and communications equipment, wiring, cabling and facilities located within Suite A to provide service to the Remaining Premises. At its sole cost and expense, on or prior to June 30, 2025, (as the same may be extended by Force Majeure Delays and Landlord Delays), and in a manner that does not interfere (in any material respect) with the performance of any work in Suite A being performed in connection with the New Lease, Tenant shall perform the following work: (a) cause such equipment, wiring, and cabling (other than the Conduit) to be moved and re-routed so that the facilities providing electrical and communications services to the Remaining Premises will exclusively serve the Remaining Premises and be located outside Suite A (subject to the provisions of paragraph 3.2 above), (b) perform the work described in paragraph 3.3 above with respect to Distribution Boards HD-A and LD-A, and (c) perform the other work set forth on Exhibit 4 attached hereto. Following performance of the work described in the preceding sentence, Tenant shall cause Suite A to be left in the same condition and configuration (in all material respects) as existed upon Landlord’s delivery of Suite A to Tenant. The manner in which Tenant shall move and re-route such electric and communication equipment, wiring, and cabling, and perform such other work, shall be approved in advance by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). If Landlord fails to respond to Tenant’s proposed manner of work described in this paragraph 7.2 within seven (7) days of its receipt of Notice describing the same, and Tenant delivers a second Notice requesting the same and Landlord does not respond to the second Notice within five (5) days after Landlord’s receipt of the same, then Landlord shall be deemed to have approved Tenant’s proposed manner of work set forth in such notices, and any period during which Tenant was not permitted to perform the work required by this paragraph as a result of Landlord’s failure to timely respond shall be deemed a Landlord Delay. To the extent applicable, Landlord hereby grants to Tenant (and its contractors and agents) a fully paid license to access Suite A until June 30, 2025 for the sole purpose of undertaking the work described above in this paragraph 7.2. If Tenant fails to timely perform its obligations under this paragraph 7.2 then, without limiting Landlord’s other rights and remedies under the Lease (as amended hereby), Tenant shall be liable for all damages (including, without limitation, any rent abatement) owed under the New Lease that result directly therefrom. The cost of performing the work described above in this paragraph 7.2 shall be borne by Tenant, except that the manufacturer’s cost (without markup) of expediting the production of replacement electrical equipment for Tenant, not to exceed Ninety Thousand Dollars ($90,000.00), shall be paid by Landlord or credited against Tenant’s obligation for Rent upon Tenant’s providing reasonable evidence of the cost thereof. Landlord shall cause New Tenant to perform any work in Suite A being performed in connection with the New Lease, in a manner that does not interfere (in any material respect) with the performance of Tenant’s work under this paragraph and Tenant shall perform its work under this paragraph 7.2 in a manner that does not interfere (in any material respect) with any work in Suite A being performed in connection with the New Lease. Tenant shall use commercially reasonable efforts to coordinate with the New Tenant, and Landlord shall cause the New Tenant to use commercially reasonable efforts to coordinate with Tenant, in the performance of work described above in this paragraph 7.2 and in Suite A in connection with the New Lease. Notwithstanding anything to the contrary set forth in the Lease (as amended hereby), Tenant shall not be obligated to remove or restore any of the work described above in this paragraph at the expiration or earlier termination of the Lease or the New Lease.

    8.    Tenant Improvement Allowance.

        8.1    Intentionally deleted.

         8.2    Landlord acknowledges that Tenant may seek to assign the Lease (as amended by this Amendment), sublease portions of the Remaining Premises, and/or seek to negotiate the termination of the Lease with respect to all or portions of the Remaining Premises (as it has done with respect to Suite A, as provided herein) (each, a “Transfer Transaction”). In the event Landlord approves any such proposed assignment or sublease (or in the event Landlord’s consent is not required pursuant to Section 14.7 of the Original Lease), or if Landlord agrees to terminate the Lease with respect to all or any portion of the Remaining Premises to allow another tenant to lease such space (any such agreement by Landlord being in Landlord’s sole and absolute discretion), as it is doing with respect to Suite A, Landlord agrees to make an improvement allowance (i.e., $100 per rentable square foot) available to improve any space not previously improved beyond the Base, Shell and Core in any material respect and included in such Transfer Transaction (the “Transfer Transaction Allowance”). Notwithstanding anything to the contrary in this paragraph 8.2, any portion of the Transfer Transaction Allowance not used by Tenant (or its transferee in any such Transfer Transaction) on or before the date that is thirty-six (36) months after the Second Amendment Date, shall no longer be available to Tenant or any such Transfer Transaction transferee, and shall be deemed forfeited.

        8.3    Tenant agrees that no Transfer Transaction may be undertaken as a subterfuge to avoid the restriction on the availability of the Tenant Improvement Allowance for Tenant’s own use within any unimproved portion of the Remaining Premises.

    9.    Extension Options.

        9.1    In Section 2.2.3 of the Original Lease, clause (i) is hereby deleted and replaced with the following: “(i) the Renewal Premises must contain at least the Remaining Premises;”.

        9.2    In Section 2.2.3 of the Original Lease, clause (b) is hereby deleted and replaced with the following: “(b) the original Tenant named herein and/or any Permitted Transferee is itself occupying not less than fifty percent (50%) of the Renewal Premises both at the time of giving the Exercise Notice and at the commencement of the Option Term.”

10.    General Provisions.

10.1    Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

10.2    This Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.

10.3    Except for those provisions that are inconsistent with this Amendment and those terms, covenants and conditions for which performance has been completed, all other terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, and Landlord and Tenant hereby reaffirm and ratify the Lease, as amended by this Amendment.

10.4    Interpretation of this Amendment shall be governed by the laws of the State of California. The headings of the paragraphs contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment. All references to the Lease in the Lease shall be deemed to be references to the Lease as amended by this Amendment.

10.5    Each party hereto, and its respective successors and assigns, shall be authorized to rely upon the signatures of all of the parties hereto delivered by email or other electronic means as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures. The parties further consent and agree that (1) to the extent a party hereto executes this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically, and (2) the electronic signatures appearing on this Amendment shall be treated for purposes of validity, enforceability and admissibility, the same as handwritten signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

10.6    Each party hereto hereby represents, covenants and warrants to the other party that: (i) each individual executing this Amendment on behalf of such representing party has the authority and ability to bind such party and that no other person must execute this Amendment on behalf of such party; and (ii) the consent or approval of any third party, including, without limitation, a lender, is not required with respect to the execution of this Amendment by such party, or if any such third party consent or approval is required, such party has obtained any and all such consents or approvals.

10.7    Tenant hereby represents and warrants to Landlord that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment or in any sublease of Suite A, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Amendment or in connection with the New Lease, excepting only Savills Inc. (Joshua Gorin, Luke Troedson, Tim Dwight, and Demarco Duran) (collectively, the “Tenant Brokers”). Tenant agrees that it shall be responsible to pay the Tenant Brokers pursuant to separate written agreements, and shall indemnify and defend Landlord against and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any commission or other compensation alleged to be owing on account of this Amendment or the New Lease arising from Tenant’s dealings with any real estate broker or agent, including the Tenant Brokers. Landlord acknowledges it shall be responsible, and shall indemnify and defend Tenant against and hold Tenant harmless from any claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any commission or other compensation alleged to be owing on account of the New Lease (as defined in paragraph 10.8 below) or this Amendment, except for (a) any commission or compensation arising from Tenant’s dealings with any real estate broker or agent, including the Tenant Brokers, and (b) Tenant’s failure to pay CBRE, Inc. in accordance with paragraph 3.1 of this Amendment. This paragraph 10.7 shall survive the expiration or earlier termination of the Lease (as amended hereby).

10.8    Tenant acknowledges that Landlord is executing and delivering this Amendment concurrently with its execution and delivery of a lease for Suite A with New Tenant, such lease on terms and conditions acceptable to Landlord in its sole and absolute discretion (the “New Lease”), and that Landlord would not execute this Amendment in the absence of such New Lease.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Amendment has been executed by Landlord and Tenant as of the Second Amendment Date.

LANDLORD:	HC HORNET WAY, LLC, a Delaware limited liability company By: /s/ Brent Illoulian Name: Brent Illoulian Title: Authorized Representative

TENANT:	BEYOND MEAT, INC., a Delaware corporation By: /s/ Ethan Brown Name: Ethan Brown Title: CEO

THE EXHIBITS TO THIS EXHIBIT 10.1 HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THIS EXHIBIT 10.1 OR THE DISCLOSURE DOCUMENT. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY COPIES OF SUCH EXHIBITS TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST.